Exhibit 5.1

September 18, 2026

Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-297949) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of an indeterminate amount of securities, which became effective on August 4, 2026. On September 18, 2026, the Company issued and sold $900,000,000 principal amount of its Junior Subordinated Notes due 2057 (the “Notes”) under an Indenture, dated as of September 1, 2026 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection with the issuance and sale of the Notes by the Company, I, or persons under my supervision and control, have reviewed originals (or copies certified or otherwise identified to my satisfaction) of (1) the Registration Statement; (2) a prospectus dated August 4, 2026 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated September 8, 2026 (the “Prospectus Supplement”) relating to the Notes, both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (3) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, as amended, each as in effect on the date hereof; (4) the Indenture; (5) a specimen of the Notes; and (6) corporate and other documents, records and papers and certificates of public officials. In addition, I, or persons under my supervision and control, have reviewed such other documents and materials as I have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents. I have relied upon a certificate of the Trustee as to the authentication and delivery of the Notes under the Indenture.

On the basis of such review, and after consultation with other company attorneys as I have deemed appropriate, I am of the opinion that the Notes are valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

This opinion is limited to the laws of the States of Missouri and New York and the federal laws of the United States of America insofar as they bear on the matters covered hereby. As to all matters of New York law, I have relied, with your consent, upon an opinion letter dated the date hereof rendered to you by Morgan, Lewis & Bockius LLP, New York, New York. As to all matters of Missouri law, Morgan, Lewis & Bockius LLP is authorized to rely upon this opinion as if it were addressed to them.

I hereby consent to the reference to me under the heading “Legal Matters” in each of the Base Prospectus and the Prospectus Supplement, to the references to me in the Registration Statement, including under the heading “Legal Matters” in the Base Prospectus, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ David M. Feinberg

David M. Feinberg, Esq.
Executive Vice President, General Counsel and Secretary

2